SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                       Tanger Factory Outlet Centers, Inc.
                      -------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                    875465106
                                   -----------
                                 (CUSIP Number)

CUSIP No. 875465106                    13G                     Page 2 or 7 Pages


================================================================================
 1 | NAME OF REPORTING PERSON
   | S.S. or I.R.S. Identification No. of Above Person
   |
   |AEW Capital Management, L.P.
--------------------------------------------------------------------------------
 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC USE ONLY
   |
--------------------------------------------------------------------------------
 4 | CITIZENSHIP OR PLACE OF ORGANIZATION
   | Delaware
   |
--------------------------------------------------------------------------------
                    | 5  | SOLE VOTING POWER
                    |    | 525,300
      NUMBER OF     |-----------------------------------------------------------
       SHARES       | 6  | SHARED VOTING POWER
    BENEFICIALLY    |    | -0-
      OWNED BY      |-----------------------------------------------------------
        EACH        | 7  | SOLE DISPOSITIVE POWER
      REPORTING     |    | 525,300
       PERSON       |-----------------------------------------------------------
        WITH        | 8  | SHARED DISPOSITIVE POWER
                    |    | -0-
--------------------------------------------------------------------------------
9  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   | 525,300
--------------------------------------------------------------------------------
10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|
   |
--------------------------------------------------------------------------------
11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.68%
   |
--------------------------------------------------------------------------------
12 | TYPE OF REPORTING PERSON       PN
   |
================================================================================

CUSIP No. 875465106                    13G                     Page 3 or 7 Pages


================================================================================
 1 | NAME OF REPORTING PERSON
   | S.S. or I.R.S. Identification No. of Above Person
   |
   |AEW Capital Management, Inc.
--------------------------------------------------------------------------------
 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC USE ONLY
   |
--------------------------------------------------------------------------------
 4 | CITIZENSHIP OR PLACE OF ORGANIZATION
   | Massachusetts
   |
--------------------------------------------------------------------------------
                    | 5  | SOLE VOTING POWER
                    |    | 525,300
      NUMBER OF     |-----------------------------------------------------------
       SHARES       | 6  | SHARED VOTING POWER
    BENEFICALLY    |    | -0-
      OWNED BY      |-----------------------------------------------------------
        EACH        | 7  | SOLE DISPOSITIVE POWER
      REPORTING     |    | 525,300
       PERSON       |-----------------------------------------------------------
        WITH        | 8  | SHARED DISPOSITIVE POWER
                    |    | -0-
--------------------------------------------------------------------------------
9  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   | 525,300
--------------------------------------------------------------------------------
10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|
   |
--------------------------------------------------------------------------------
11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.68%
   |
--------------------------------------------------------------------------------
12 | TYPE OF REPORTING PERSON       CO
   |
================================================================================

CUSIP No. 875465106                    13G                     Page 4 or 7 Pages


Item 1 (a).       Name of Issuer

                  Tanger Factory Outlet Centers, Inc.
                  --------------------------------------------------------------

Item 1(b).        Address of Issuer's Principal Executive Offices

                  1400 West Northwood Street, Greensboro, NC  27408
                  --------------------------------------------------------------

Item 2(a).        Name of Person Filing

                  AEW Capital Management, L.P./AEW Capital Management, Inc.
                  --------------------------------------------------------------

Item 2(b).        Address of Principal Business Office or, if none, Residence

                  225 Franklin Street, Boston, MA  02110
                  --------------------------------------------------------------

Item 2(c).        Citizenship

                  Delaware/Massachusetts
                  --------------------------------------------------------------

Item 2(d).        Title of Class of Securities

                  Common Stock, par value $.01 per share
                  --------------------------------------------------------------

Item 2(e).        CUSIP Number

                  875465106
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person is filing is a:

   (a) |_| Broker or dealer registered under Section 15 of the Act,

   (b) |_| Bank as defined in Section 3(a)(6) of the Act,

   (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,

   (d) |_| Investment Company registered under Section 8 of the Investment Company Act,

   (e) |X| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

   (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),

   (g) |X| Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
           Item 7,

   (h) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP No. 875465106                    13G                     Page 5 or 7 Pages

Item 4.    Ownership


   (a)     Amount beneficially owned:  525,300 shares


   (b)     Percent of class:         6.68%


   (c)     Number of shares as to which such person has:


           (i)   sole power to vote or to direct the vote:  525,300 shares

           (ii)  shared power to vote or to direct the vote:           -0-

           (iii) sole power to dispose or to direct the disposition of:
                 525,300 shares

           (iv)  shared power to dispose or to direct the disposition of:    -0-

Item 5.    Ownership of Five Percent or Less of a Class          Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on By the Parent Holding Company

           Pursuant to Rule 13d-1(b)(ii)(G) AEW Capital Management, Inc. is filing this report because it is the general partner of AEW Capital Management, L.P., a registered investment adviser who acts as investment adviser to certain separate accounts which have purchased the securities that are the subject of this filing.

Item 8.    Identification and Classification of Members of the Group
           Not Applicable.

Item 9.    Notice of Dissolution of Group                        Not Applicable.

Item 10.   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 875465106                    13G                     Page 6 or 7 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1997.


                       AEW CAPITAL MANAGEMENT, L.P.

                       By: AEW Capital Management, Inc., its general partner


                       By: /s/ James J. Finnegan
                           ---------------------
                           Name:  James J. Finnegan
                           Title:  Vice President


                       AEW CAPITAL MANAGEMENT, INC.


                       By: /s/ James J. Finnegan
                           ---------------------
                           Name:  James J. Finnegan
                           Title:  Vice President

CUSIP No. 875465106                    13G                     Page 7 or 7 Pages



                                     EXHIBIT

                             JOINT FILING AGREEMENT

        The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it containing therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is accurate.

Dated as of December 31, 1997

                       AEW CAPITAL MANAGEMENT, L.P.

                       By: AEW Capital Management, Inc., its general partner


                       By: /s/ James J. Finnegan
                           ---------------------
                           Name:  James J. Finnegan
                           Title:  Vice President



                       AEW CAPITAL MANAGEMENT, INC.


                       By: /s/ James J. Finnegan
                           ---------------------
                           Name:  James J. Finnegan
                           Title:  Vice President